EXHIBIT 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Ecologic Transportation, Inc., of our report dated April 12, 2014 on our audit of the balance sheet of Ecologic Transportation, Inc. as of December 31, 2013, and the related statement of operations, stockholders’ equity and cash flows for the year then ended, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

April 15, 2014

50 S. Jones Blvd, Suite 201 - Las Vegas, NV 89107  Phone: (888)727-8251   Fax: (888)782-2351